Exhibit 99.1

FOR IMMEDIATE RELEASE:

TX HOLDINGS REPORTS RESULTS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2020

ASHLAND, Kentucky – November 4, 2020 - TX Holdings, Inc. (OTC Markets PINK: TXHG), a supplier of mining and rail products to the U.S. coal mining industry, today announced financial results for its 2020 fiscal year. During the 2020 fiscal year, the company reported annual revenue of $2,335,590, a 40.6% decrease when compared to the same period the prior year. Net income for fiscal year 2020 was $4,128, an income decrease of $38,316, when compared to a net income of $42,444 for the prior year.

Mr. Shrewsbury, the company’s CEO and Chairman, stated that

“Our 9/30/2020 year was very disappointing. The coal mining industry was negatively impacted by reduced consumption of coal due to slowing economic growth related to COVID-19 and efforts to mitigate it. We are currently seeing in the current quarter a positive change resulting in some mines reopening and an increase in orders”.

The U.S. Energy Information Administration (EIA), expects total U.S. coal production for 2020 to be 525 million short tons compared with 705 MMst in 2019, a 26% decrease. The coal industry has experienced reduced demand from the U.S. electric power sector amid low natural gas prices which have contributed to coal mines idling and mine closures. EIA expects coal production to rise o t625 MMst in 2021, up 19% from 2020.This forecast increase reflects rising demand for coal from U.S. electricity generators because of higher natural gas prices compared with 2020.

Fiscal Year 2020 - Financial Summary

Revenue for the year ended September 30, 2020 was $2,335,590 as compared to $3,934,689 for the same period in the prior year, a decrease of $1,599,099 or 40.6%.

Cost of goods sold was $1,883,735 as compared to cost of goods sold of $3,313,609 for the same period the prior year, a decrease of $1,429,874 or 43.2%.

Gross profit for the year ended September 30, 2020 increased as a percentage of revenue from 15.8% to 19.4% when compared to the same period the prior year. The gross profit increase is the result of higher margin products sold in the current year.

Operating expenses for the year ended September 30, 2020 were $505,793 as compared to $552,307 for the twelve months ended September 30, 2019, a decrease of $46,514 or 8.4%.

Other income/expense for the year ended September 30, 2020 resulted in income of $58,606 as compared to a loss of $26,329 in the prior year. The favorable Other income/expense variance of $84,395 was the result primarily of a reduction in interest expense on the $2,000,000 promissory note due to Mr. William Shrewsbury, our chairman and CEO, who elected to forego any interest due to him by the Company for the year 2020.

Net income for the current year was $4,128, compared to a net income of $42,444, incurred in the fiscal year 2019.

At September 30, 2020, cash and cash equivalents were $24,082 compared to $17,098 at September 30, 2019. Net cash used in operating activities was $113,677 during the twelve months ended September 30,2020. Net cash used in operating activities was $64,331 during the same twelve months period in the prior year. Net cash used for investment in delivery equipment during the current fiscal year was $21,645 as compared to cash flow of $10,500 received from the sale of equipment the prior year. During the fiscal year ended September 30, 2020, net cash provided by financing activities was $142,296 due to an increase of stockholder’s advances. Cash flow provided by financing activities was $34,320 during the same period in the prior year.

Accounts receivable were $114,985 as of September 30, 2020, as compared to $275,356 as of September 30, 2020, a decrease of $160,371 or 58.2%.

Inventory was $2,039,391 as of September 30, 2020, an increase of $557,762 or 37.6% as compared to September 30, 2020. The Company has increased inventory in anticipation of higher sales in the 2021 fiscal year.

Contact:

William “Buck” Shrewsbury

Chairman and CEO

TX Holdings, Inc.

(606) 928-1131

TX HOLDINGS, INC.
BALANCE SHEETS
September 30, 2020 and 2019

	September 30,	September 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$24,082	$17,098
Accounts receivable, net of allowance for doubtful accounts of $ 0 at September 30, 2020 and September 30, 2019	114,985	275,356
Inventory	2,039,391	1,481,629
Other current assets	483	2,158
Total current assets	2,178,941	1,776,241

Inventory, non-current		350,000
Property and equipment, net	28,075	15,144
Total Assets	$2,207,016	$2,141,385

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accrued expenses, primarily to officers	$264,179	$329,179
Accounts payable	253,583	320,985
Accrued interest to officer	559,726	559,726
Advances from officer	388,287	181,487
Deferred revenue	99,000	96,000
Stockholder/officers advances for operations-warehouse rent	132,000	108,000
Bank-term loan-current portion	429,866	69,011
Other current liability	29,800	5,191
Total current liabilities	2,156,441	1,669,579

Bank-term loan,less current portion	–	425,359
Note payable to officer	2,000,000	2,000,000
Total Liabilities	4,156,441	4,094,938

Commitments and contingencies	–	–

Stockholders' deficit:
Preferred stock: no par value, 1,000,000 shares authorized no shares outstanding
Common stock: no par value, 250,000,000 shares authorized, 48,053,084 shares issued and outstanding at September 30, 2020 and September 30, 2019	9,293,810	9,293,810
Additional paid-in capital	4,321,329	4,321,329
Accumulated deficit	(15,564,564)	(15,568,692)
Total stockholders' deficit	(1,949,425)	(1,953,553)
Total Liabilities and Stockholders' Deficit	$2,207,016	$2,141,385

TX HOLDINGS, INC.
STATEMENTS OF OPERATIONS
For the Years Ended September 30, 2020 and 2019

	September 30,	September 30,
	2020	2019

Revenue	$2,335,590	$3,934,689

Cost of goods sold	(1,883,735)	(3,313,609)

Gross profit	451,855	621,080

Operating expenses, except items shown separately below	383,179	399,106
Commission expense	106,780	123,053
Professional fees	4,611	8,359
Bad debt expense	2,510	14,621
Depreciation expense	8,713	7,168
Total operating expenses	505,793	552,307

Income from operations	(53,938)	68,773

Other income and (expense):
Loss on disposal of property and equipment	_	(7,000)
Other income	79,206	112,043
Interest expense	(21,140)	(131,372)

Total other income and (expense), net	58,066	(26,329)

Net income/(loss)	$4,128	$42,444

Net income per common share
Basic	$0.00	$0.00

Weighted average of common shares outstanding-
Basic	48,053,084	48,053,084

TX HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2020 and 2019

	September 30,	September 30,
	2020	2019
Cash flows provided/(used) in operating activities:
Net income/(loss)	$4,128	$42,444
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation expense	8,714	7,168
Bad debt expense	2,510	14,621
Loss on sale of fixed asset	–	7,000
Changes in operating assets and liabilities:
Accounts receivable, net	157,861	(30,283)
Inventory	(207,762)	(33,089)
Commission advances	–	–
Other current assets	1,675	(1,058)
Accrued liabilities, primarily to officer	(65,000)	(87,457)
Accounts payable	(67,402)	(208,868)
Accrued interest to officers	–	100,000
Stockholder/officers advances for operations-warehouse rent	24,000	24,000
Deferred revenue	3,000	96,000
Other current liabilities	24,609	5,191
Net cash used in operating activities	(113,667)	(64,331)

Cash flows provided/(used) in investing activities:
Purchase of equipment	(21,645)	–
Proceeds from sale of fixed asset	–	10,500
Net cash provided/(used) in investing activities	10,500	10,500

Cash flows provided/(used ) in financing activities:
Repayment of bank term loan	(64,504)	(54,680)
Proceeds from officer advances	354,800	219,500
Repayment of officer advances	(148,000)	(130,500)
Net cash provided in financing activities	142,296	34,320

Decrease in cash and cash equivalents	6,984	(19,511)
Cash and cash equivalents at beginning of period	17,098	36,609

Cash and cash equivalents at end of period	$24,082	$17,098

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$19,273	$28,928